                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]     Preliminary Proxy Statement

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                          MEDSTONE INTERNATIONAL, INC.
                (Name of Registrant as Specified in Its Charter)

                     MARK SELAWSKI, CHIEF FINANCIAL OFFICER
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]     Fee not required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)      Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        2)      Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        4)      Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        5)      Total fee paid:
        ------------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

        ------------------------------------------------------------------------

        2)      Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

        3)      Filing Party:

        ------------------------------------------------------------------------

        4)      Date Filed:

        ------------------------------------------------------------------------

                          MEDSTONE INTERNATIONAL, INC.
                                  100 COLUMBIA
                                   SUITE 100
                         ALISO VIEJO, CALIFORNIA 92656

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1999

To the Stockholders of
Medstone International, Inc.

        The 1999 Annual Meeting of Stockholders of Medstone International, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, 100 Columbia, Suite 100, Aliso Viejo, California, on June 24, 1999 at 2:00 p.m., local time (the "Meeting"), for the following purposes:

        1. To elect a board of four directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

        2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999; and

        3. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

        THE FOREGOING ITEMS OF BUSINESS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

        The Board of Directors has fixed the close of business on April 26, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.



                                        By order of the Board of Directors,

                                        /s/ Mark Selawski
                                        -----------------------------------
                                        Mark Selawski, Secretary


Aliso Viejo, California
May 17, 1999

                          MEDSTONE INTERNATIONAL, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medstone International, Inc., a Delaware corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Stockholders to be held on June 24, 1999, at 2:00 p.m., local time (the "Meeting") and at any and all adjournments and postponements of the Meeting. This Proxy Statement and the accompanying form of proxy are expected to be first mailed to stockholders on or about May 17, 1999.

PURPOSES OF THE ANNUAL MEETING

        The purposes of the Annual Meeting are: 1) to elect a board of four directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified; 2) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999; and 3) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Mark Selawski, Secretary) a written notice of revocation or a fully executed proxy bearing a later date or by attending the Meeting and voting in person.

RECORD DATE AND VOTING SECURITIES

        Stockholders of record at the close of business on April 26, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the Record Date, 5,068,032 shares of the Company's Common Stock were issued and outstanding (after deducting 587,100 shares held in Treasury).

SOLICITATION

        The costs of soliciting proxies will be paid by the Company. Proxies may also be solicited in person or by telephone, telegraph or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners.

QUORUM AND VOTING

        The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournment thereof. Each stockholder is entitled to one vote for each share of Common Stock on any matter that may be presented for consideration and action by the stockholders at the Meeting.

        Unless otherwise directed by the stockholder on the proxy card, the persons named as proxies will vote the shares represented by each proxy FOR the nominees to be directors named herein and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

        Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes present and entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against Proposal 2.

        Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as present or entitled to vote for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than January 18, 2000 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Any such proposal received after April 2, 2000 will be considered untimely for purposes of the 2000 Annual Meeting and proxies delivered for the 2000 Annual Meeting will confer discretionary authority to vote on any such matter.

                                 PROPOSAL ONE -
                              ELECTION OF DIRECTORS

VOTING PROCEDURE

        The authorized number of the Company's directors is currently fixed at four. All four directors will be elected at the Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Provided a quorum is present at the Meeting, the four nominees receiving the greatest numbers of votes will be elected. Each share entitles its holder to vote for four nominees and to cast one vote for any nominee.

NOMINEES FOR ELECTION

        Management's nominees for election as directors at the Meeting are set forth in the table below. Unless authority to vote for any directors is withheld in a proxy, it is intended that each proxy will be voted for such nominees. In the event that any of the nominees for directors before the Meeting become unavailable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

         NOMINEE                 AGE           PRINCIPAL OCCUPATION
         -------                 ---           --------------------
         David V. Radlinski       54           Chairman of the Board and
                                               Chief Executive Officer of the Company

         Frank R. Pope            49           Managing Director
                                               Verdigris Capital

         Donald J.  Regan         64           Vice President and General Counsel
                                               Kinsell, Newcomb & De Dios, Inc.

         Michael C. Tibbitts      51           Vice President of
                                               Links Medical Products, Inc.

        Mr. Radlinski has been the Chairman of the Board and Chief Executive Officer of the Company since September 1995. He had been the President of the Company's subsidiary, Medstone International, Inc., and Chief Financial Officer and Secretary of the Company from January 1991 to September 1995. From July 1987 to January 1991, he was the Company's Executive Vice President of Finance, Chief Financial Officer and Secretary. From 1984 to 1987, he was Vice President of Finance and Chief Financial Officer of Printronix, Inc., a publicly-owned company which manufactured computer printers.

        Mr. Pope is Managing Director of Verdigris Capital, a private merchant banking firm. From April 1981 to October 1996, Mr. Pope was a General Partner with Technology Funding, a venture capital investment firm. He was also the Executive Vice President, Chief Financial Officer and a director of Technology Funding Inc. Mr. Pope is also a director of Thermatrix, Inc. and a director and officer of Advanced BioCatalytics Corp. Mr. Pope is a C.P.A. and a member of the California Bar. He has been a director of the Company since January 1991.

        Mr. Regan is currently the Vice President and General Counsel of Kinsell, Newcomb & De Dios, Inc., a municipal securities investment banking firm. Mr. Regan has practiced securities, municipal finance, nonprofit corporation, real estate, and business transactions law for over thirty years. He has published several articles on securities law and served as a lecturer for the Practicing Law Institute. He specializes in revenue and project finance bonds. He has been a director of the Company since September 1995.

        Mr. Tibbitts is currently Vice President of Links Medical Products, Inc., a medical device manufacturer. From May 1991 to May 1999, he was Vice President of Gulf South Medical Supply, Inc., a medical device manufacturer. Prior to joining that corporation, he was employed for 19 years by Johnson & Johnson in two divisions: Sterile Design (which manufactured and marketed kit packages) and Surgikos (which manufactured and marketed surgical supplies). He has been a director of the Company since May 1996.

COMMITTEES AND MEETINGS

        The Audit Committee of the Board of Directors currently consists of Messrs. Regan and Pope. The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants and the scope of the annual audit.

        The Compensation Committee currently consists of Messrs. Regan and Pope. The Compensation Committee reviews salaries and other compensation of employees of the Company and furnishes recommendations for compensation adjustments to the Board of Directors.

        The Stock Option Committee currently consists of Messrs. Pope and Tibbitts. The Stock Option Committee administers the Company's employee stock incentive plans and, to the extent required, the Company's nonemployee director stock option plan.

        On November 13, 1998, the Company formed a Special Committee of the Board of Directors, consisting of its independent directors, Messrs. Pope, Regan and Tibbitts. The Special Committee's function is to evaluate strategic alternatives available to the Company, including potential acquisitions, strategic relationships and sale of all or part of the Company's business. To assist the Special Committee in studying strategic alternatives, the Committee has retained J.P. Morgan Securities, Inc. as its financial advisor.

        The Board of Directors has not established a standing nominating committee or other committee performing similar functions.

        During the Company's fiscal year ended December 31, 1998, there were 10 meetings of the Board of Directors, 3 Stock Option Committee meetings, 1 Audit Committee meeting, 5 Compensation Committee meetings and 3 Special Committee meetings. Messrs. Radlinski, Pope, Tibbitts and Regan attended 100% of these meetings applicable to them.

COMPENSATION OF DIRECTORS

        The Company currently compensates its outside directors, Messrs. Regan, Tibbitts and Pope, $1,000 per Board meeting for their services, and reimburses all directors for expenses incurred by them in connection with the Company's business. In addition, the Company has agreed to pay a total of $150,000 to the outside directors for their services on the Special Committee in 1998 and 1999. Of this amount, during 1998 the Company paid Messrs. Pope and Regan $11,000 each and Mr. Tibbitts $8,000.

        Under the Nonemployee Director Stock Option Plan, each new nonemployee director is automatically granted an option to purchase up to 5,000 shares as of the effective date of his or her first appointment to the Board or first election to the Board by the shareholders, whichever is earlier. Subject to acceleration of the option exercises in the event of certain events specified in the plan, including certain changes in control based on altered makeups of the Company's Board or shareholders, each such option becomes exercisable with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date, but will not be initially exercisable until six months after the grant date. The exercise price of each option will equal the fair market value of the underlying Common Stock on the date the option is granted. Each option will expire six years after its grant, except that the expiration will be extended until one year after the optionee's death if it occurs less than one year before the option's expiration date. An option granted under the plan is not transferrable during the grantee's lifetime and must be exercised within one year following his or her death, or within 90 days after the grantee ceases to be a member of the Board for any other reason, and will only be exercisable to the extent it is exercisable on the date the grantee leaves the Board. Under this plan, Mr. Regan was granted 5,000 shares in September 1995 at $11.88 and Mr. Tibbitts was granted 5,000 shares at $8.63 per share in May 1996. These options were repriced on August 13, 1998 to a price of $6.375.

        As additional compensation, each current nonemployee director of the Company has received an option to purchase up to 15,000 shares of the Company's Common Stock. The options issued to Mssrs. Pope, Tibbitts and Regan were issued in November 1996 and have exercise prices of $6.375 after repricing of the options on August 13, 1998. The options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/48 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The terms of the options are five years, subject to earlier termination related to the director no longer serving on the Board. Additionally, each such director was granted options, on August 13, 1998, for 4,000 shares at an exercise price of $6.375. These options are exercisable, after six months following their grant dates, in incremental amounts equal to 1/36 of the underlying shares for each elapsed calendar month during which the director remains on the Company's Board. The term of the options are four years, subject to early termination related to the director no longer serving on the Board.

        Subject to certain exceptions set forth in the applicable plan or agreement provisions, the exercisability of the outstanding options held by the nonemployee directors will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company's outstanding shares are changed into or exchanged for cash, property or securities not of the Company's issue, or if there is a sale of all or substantially all of the Company's assets. Such accelerations will not apply if appropriate provision is made in the transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing corporation or its affiliate.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

        The nominees receiving the highest number of affirmative votes of the shares entitled to be voted, up to the number of directors to be elected, shall be elected as directors. Votes withheld will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will have no other effect upon the election of directors.

        THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.


                                 PROPOSAL TWO -
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

        The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 1999, and recommends that the stockholders vote for the ratification of such appointment. In the event such ratification is not approved by the holders of a majority of the shares represented either in person or by proxy, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make statements if they so desire. The representatives also are expected to respond to appropriate questions from stockholders.

        THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                               SECURITY OWNERSHIP

        The following table sets forth the number of shares of the Company's Common Stock known to the Company to be beneficially owned as of March 1, 1999 by each person who owns beneficially more than 5 percent of the outstanding shares of Common Stock, by each of the present directors and nominees for director, by each of the executive officers named under Executive Compensation, and by all executive officers and directors of the Company as a group, and the percentage of the total outstanding shares of Common Stock such shares represented as of March 1, 1999.


                                               NUMBER OF SHARES
                                                  BENEFICIALLY          PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)              OWNERSHIP
------------------------------------           ----------------         -------------
FMR Corp.                                           561,200                 11.1%
   82 Devonshire Street
   Boston, MA 02109

The Kaufmann Fund                                   500,000                  9.9%
   140 E. 45th Street, 43rd Floor
   New York, NY 10017

Hathaway & Associates, Ltd.                         440,000                  8.7%
   119 Rowayton Avenue
   Rowayton, CT 06853

David V. Radlinski(2)(3)                            276,648(4)               5.3%
   100 Columbia, Suite 100
   Aliso Viejo, CA 92656

Mark Selawski(3)                                     40,847(5)               (10)
   100 Columbia, Suite 100
   Aliso Viejo, CA 92656

Eva Novotny(3)                                       19,800(6)               (10)
   100 Columbia, Suite 100
   Aliso Viejo, CA 92656

Donald J. Regan(2)                                   17,996(7)               (10)
   462 Stevens Avenue, Suite 308
   Solana Beach, CA 92075

Frank R. Pope(2)                                     10,590(8)               (10)
   25 Preston Road
   Woodside, CA 94062

Michael C. Tibbitts(2)                                8,757(9)               (10)
   27001 La Paz Road, Suite 448B
   Mission Viejo, CA 92691

All executive officers and directors
   as a group(6 persons)(11)                        374,638                  7.02%

---------------

 (1) All such shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his wife, except as indicated in the following footnotes.

 (2)    Director of the Company.

 (3)    Executive officer of the Company.

 (4) Includes 187,500 shares issuable upon exercise of presently outstanding stock options.

 (5) Includes 36,667 shares issuable upon exercise of presently outstanding stock options.

 (6) Includes 19,000 shares issuable upon exercise of presently outstanding stock options.

 (7) Includes 11,396 shares issuable upon exercise of presently outstanding stock options.

 (8) Includes 8,590 shares issuable upon exercise of presently outstanding stock options.

 (9) Includes 6,757 shares issuable upon exercise of presently outstanding stock options.

(10) Percentage information is omitted because the beneficially owned shares represent less than 1% of the outstanding shares of the Company's Common Stock

(11) Includes 269,910 shares issuable upon exercise of presently outstanding stock options.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's other executive officers during fiscal 1998.


                          SUMMARY OF COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                              ---------------------------------
                                                  ANNUAL COMPENSATION                  AWARDS           PAYOUTS
                                           --------------------------------   ------------------------  -------
   NAME                                                            OTHER      RESTRICTED    SECURITIES
   AND                                                             ANNUAL        STOCK      UNDERLYING   LTIP      ALL OTHER
PRINCIPAL                       FISCAL     SALARY     BONUS    COMPENSATION     AWARDS(S)    OPTIONS    PAYOUTS   COMPENSATION
POSITION                         YEAR      ($)(1)      ($)           ($)          ($)         (#)(2)      ($)           ($)
---------                       ------     -------    ------   ------------   -----------   ----------  -------   ------------
David V. Radlinski                1998     219,135        --       2,426           --         350,000     --           --
Chairman of the Board and         1997     200,300        --          --           --         100,000     --           --
Chief Executive Officer           1996     200,100        --          --           --          50,000     --           --

Mark Selawski                     1998      99,038       300          --           --          80,000     --           --
Chief Financial Officer, Vice     1997      85,833    11,300          --           --          20,000     --           --
President of Finance              1996      85,600        --          --           --          20,000     --           --
and Secretary

Eva Novotny(3)                    1998     120,000       300          --           --          70,000     --           --
Executive Vice President of       1997      25,300        --          --           --          50,000     --           --
Sales and Marketing

----------

(1) In addition to the cash compensation shown in the table, executive officers of the Company may receive indirect compensation in the form of perquisites and other personal benefits. For each of the named executive officers, the amount of this indirect compensation in 1998, 1997 and 1996 did not exceed the lesser of $50,000 or 10% of the executive officer's total salary and bonus for that year.

(2)     Options to acquire shares of Common Stock granted or repriced.

(3)     Ms. Novotny joined the Company as of October 15, 1997.

EMPLOYMENT AGREEMENTS

        Mr. Radlinski - On August 13, 1998, the Company entered into an employment agreement with Mr. Radlinski to assure his continued service to the Company. The agreement runs for a term of five years, expiring on August 13, 2003. The agreement provides for a base salary of not less that $250,000 per year, subject to adjustments as authorized by the Board of Directors.

        Mr. Radlinski is also eligible for bonuses based on performance of the Company's Common Stock. The Common Stock's closing price must attain and remain at or above various levels, ranging from $11 to $21, for a period of 90 consecutive days. If these breakpoint prices are achieved within a set number of months, the longest which is 48 months, from the commencement of the contract, a cash bonus will be paid following the achievement period. Each breakpoint bonus can be earned separately if achieved within the stated achievement period, but each bonus can only be awarded once.

        Concurrent with the commencement of this agreement, the exercise prices of Mr. Radlinski's existing stock options to purchase up to 350,000 shares of the Company's Common Stock from $7.13 to $10.63 were reduced to equal

$6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Such option agreements were amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, i) concurrently with any termination of Mr. Radlinski's employment by the Company without "Good Cause" (as defined), or ii) if there is an acquisition of substantially all of the Company's assets or business while he is still employed by the Company and he does not immediately enter into an employment agreement with a buying or surviving party in the transaction (a "change in control").

        If he is terminated without "Good Cause" or a change of control occurs within the first three years of the agreement, a severance payment of five times his then current base salary will be due and payable. If he is terminated without "Good Cause" or such a change of control occurs within the fourth year of the agreement, a severance payment of four times his then current base salary will be due and payable. If he is terminated without "Good Cause" or a change of control occurs within the fifth year of the agreement, a severance payment of three times his then current base salary will be due and payable.

        In addition to the preceding paragraph, if Mr. Radlinski is terminated without Good Cause in the first three years of this agreement, he will become a consultant to the Company for a period of five years following termination at a monthly compensation of $16,500 per month. If he is terminated without Good Cause in the fourth year of this agreement, he will become a consultant to the Company for a period of four years following termination at the same monthly compensation. If he is terminated without Good Cause in the fifth year of this agreement, he will become a consultant to the Company for a period of three years following termination at the same monthly compensation. The Company, during the consulting contract, shall provide term life insurance equivalent to the unpaid amount of the consulting fees as established above, payable to the beneficiary of his designation.

        Mr. Selawski and Ms. Novotny - On August 13, 1998, the Company entered into employment agreements with both Mr. Selawski and Ms. Novotny to assure their continued service to the Company. The agreements run for a term of three years, expiring on August 13, 2001. The agreements provide for a base salary of not less that $100,000 per year for Mr. Selawski and $120,000 per year for Ms. Novotny, subject to adjustments as authorized by the Board of Directors.

        Concurrent with the commencement of these agreements, the exercise prices of Mr. Selawski's existing stock options to purchase up to 80,000 shares of the Company's Common Stock at from $7.13 to $9.68 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Ms. Novotny's existing stock options to purchase up to 70,000 shares of the Company's Common Stock at from $9.68 to $10.68 were reduced to equal $6.375 per share, the closing price per share of the Company's Common Stock on the commencement date as reported on the NASDAQ National Market System. Each such option agreement was amended to provide that it shall become fully exercisable, regardless of any otherwise applicable vesting requirements, i) concurrently with any termination of the officer's employment by the Company without Good Cause, or ii) if there is an acquisition of substantially all of the Company's assets or business while such officer is still employed by the Company and he or she does not immediately enter into an employment agreement with a buying or surviving party in the transaction. If the officer is terminated without "Good Cause" or such a change of control occurs within the term of the agreement, a severance payment of two times his or her then current base salary will be due and payable.

                 STOCK OPTION GRANTS AND REPRICINGS DURING 1998

        The following table provides information related to the stock options that in August 1998 were repriced to the current market value and new options granted in 1998.


                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                             ANNUAL RATES OF
                                                                               STOCK PRICE
                                                                             APPRECIATION FOR
                            INDIVIDUAL REPRICINGS AND GRANTS                   OPTION TERM
                    -------------------------------------------------       -------------------

                      SHARES    % OF TOTAL
                    UNDERLYING   EMPLOYEE
                     OPTIONS     OPTIONS
                    GRANTED OR  GRANTED OR    EXERCISE
                     REPRICED   REPRICED IN     PRICE      EXPIRATION
       NAME           (#)(1)     FISCAL YEAR  ($/SHARE)(2)    DATE            5% ($)     10%($)
       ----         ----------  ------------  ------------ -----------       -------     -------
David V. Radlinski    50,000        5%            6.375        7/26/01        108,375    245,438
                     100,000       10%            6.375        9/25/01        216,750    490,875
                      50,000        5%            6.375        7/23/02        108,375    245,438
                      50,000        5%            6.375         1/9/03        108,375    245,438
                      50,000        5%            6.375        6/10/03        108,375    245,438
                      50,000        5%            6.375        4/15/04        108,375    245,438

Mark Selawski         20,000        2%            6.375        7/26/01         43,350     98,175
                      20,000        2%            6.375        7/23/02         43,350     98,175
                      20,000        2%            6.375        6/10/03         43,350     98,175
                      20,000        2%            6.375        4/15/04         43,350     98,175

Eva Novotny           50,000        5%            6.375       10/15/03        108,375    245,438
                      20,000        2%            6.375        4/15/04         43,350     98,175

(1) The options granted or repriced vest equally over a 60-month period commencing upon the original grant date. The first six months after a grant does not allow exercise of the option for the then vested shares. The options are for a 6-year term, subject to earlier termination in certain events related to termination of employment. The option exercises may be accelerated if there is a termination of employment or an acquisition of substantially all of the Company's assets or business, as described under "Employment Agreements" above. The Compensation Committee retains discretion, subject to the option plans' limits, to modify the terms of outstanding options.

(2) Subject to certain conditions, the exercise price may be paid by delivery of already owned shares and the tax withholding obligations related to exercise may be paid by offset of the underlying shares.

STOCK OPTIONS HELD AT END OF FISCAL YEAR

        The following table provides information related to options exercised during 1998 and options held by the named executive officers at December 31, 1998.

                                                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                    OPTIONS AT FY-END(#)        OPTIONS AT FY-END($)(2)
                  SHARES ACQUIRED     VALUE      --------------------------   ---------------------------
NAME               ON EXERCISE(#) REALIZED($)(1) EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----              --------------- -------------- -----------  -------------   -----------   -------------
David V. Radlinski       --             --         165,000       185,000         29,700        33,300
Mark Selawski            --             --          32,000        48,000          5,760         8,640
Eva Novotny              --             --          14,333        55,667          2,580        10,020

----------

(1) The value is calculated based on the difference between the option exercise price and the market price for the Company's Common Stock on the exercise date, multiplied by the number of shares purchased. For this purpose, the surrender or withholding of shares to pay the exercise price is not taken into account.

(2) The closing price for the Company's Common Stock as reported by the National Association of Securities Dealers (NASD) on December 31, 1998 was $6.56. Value is calculated on the basis of the difference between the option exercise price and $6.56, multiplied by the number of shares of Common Stock underlying the option.

REPORT ON REPRICING OF OPTIONS

        In light of the depressed performance of health care stocks, including the Company's Common Stock, in August 1998 the Company's Compensation Committee approved an option repricing program (the "1998 Repricing") for all Company personnel including the executive officers. Options are a key component of the Company's long-term incentive program, and the Committee determined that the program was advisable to retain and provide greater incentives for its personnel. Under the 1998 Repricing, an aggregate of 500,000 stock options held by Messrs. Radlinski and Selawski and Ms. Novotny, with exercise prices ranging from $7.13 to $10.63, were repriced to $6.375, the closing price of the Company's Common Stock on the date of the repricing. Except for the exercise price, the terms of the repriced options remained the same. The following table sets forth certain information with respect to executive officers regarding the 1998 Repricing, as well as a repricing of certain options in March 1990.


                     10-YEAR HISTORY OF REPRICING OF OPTIONS

                                      NUMBER OF                                               LENGTH OF
                                      SECURITIES  MARKET PRICE                              ORIGINAL OPTION
                                      UNDERLYING   AT TIME OF   EXERCISE PRICE              TERM REMAINING
                                       OPTIONS       STOCK        AT TIME OF   NEW EXERCISE    AT DATE OF
     NAME                 DATE         REPRICED     REPRICING     REPRICING       PRICE        REPRICING
     ----           ---------------   ----------  ------------  -------------- ------------ ---------------
David Radlinski     AUGUST 13, 1998      50,000       $6.375        $ 8.500       $6.375       36
                    AUGUST 13, 1998     100,000       $6.375        $10.630       $6.375       37
                    AUGUST 13, 1998      50,000       $6.375        $ 7.130       $6.375       48
                    AUGUST 13, 1998      50,000       $6.375        $ 7.750       $6.375       53
                    AUGUST 13, 1998      50,000       $6.375        $ 7.880       $6.375       59
                    AUGUST 13, 1998      50,000       $6.375        $ 9.680       $6.375       68
                    MARCH 2, 1990        25,000       $5.000        $13.000       $5.000       51

MARK SELAWSKI       AUGUST 13, 1998      20,000       $6.375        $ 8.500       $6.375       36
                    AUGUST 13, 1998      20,000       $6.375        $ 7.130       $6.375       48
                    AUGUST 13, 1998      20,000       $6.375        $ 7.880       $6.375       59
                    AUGUST 13, 1998      20,000       $6.375        $ 9.680       $6.375       68
                    MARCH 2, 1990         3,000       $5.000        $ 20.00       $5.000       56

EVA NOVOTNY         AUGUST 13, 1998      50,000       $6.375        $10.380       $6.375       62
                    AUGUST 13, 1998      20,000       $6.375        $ 9.680       $6.375       68


REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

        The Company's Compensation Committee is composed of two nonemployee directors, Messrs. Frank R. Pope and Donald J. Regan. The Committee's primary responsibility is to establish executive officer compensation packages, including bonus programs and employee benefit plans. In addition, the Committee reviews management's proposed compensation packages for other officers and certain employees of the Company.

Compensation Philosophy

        The Committee's philosophy on executive officer compensation is to link executive pay with the Company's annual and long-term performance. The Committee firmly believes that it must establish compensation packages that are competitive with local and national medical device companies in order to attract, motivate and retain the highest caliber executives. In addition, the Committee aligns executive officer and shareholder interests by establishing compensation packages that create a direct link between compensation and shareholder return on investment.

Components of Executive Compensation

        The primary components of executive compensation are base salary and long-term equity incentives.

        Base Salary. The Committee's approach to base salary is to offer competitive salaries in comparison to other companies within the Company's industry, adjusted for the size of the Company, its stage of development and the level of responsibility, experience, performance and contribution of each executive officer to the Company's growth and profitability. The Committee annually reviews the executive officers' compensation packages and compares them to market compensation levels. The Committee may supplement this market information with input from experienced outside consultants to ensure that compensation levels are equitable and consistent with sound personnel practices.

        Long-Term Equity Incentives. Generally, the Company grants annual long-term equity incentives in the form of stock options to executive officers. The level of the annual stock awards is determined subjectively by the Committee and is based, in part, on the executive's contribution to the Company during the prior year, as well as the overall performance and growth of the Company.

        The stock options granted to executive officers typically vest over a period of 4 years, have a term of 5 years and are granted at fair market value. The vesting periods are designed to establish an executive's long-term affiliation with the Company and, by tying the exercise price to the Company's market valuation at the time the stock options are granted, to motivate executives to reach performance goals and increase shareholder value.

Chief Executive Officer Compensation

        During fiscal year 1998, the Company maintained steady growth: revenue and net income for fiscal 1998 were 9.6% and 9.5%, respectively, higher than in 1997. To reward Mr. Radlinski for the Company's steady performance and in connection with the Company's consideration of acquisitions and other strategic alternatives aimed at more rapidly increasing shareholder value, during the third quarter of fiscal 1998 the Committee authorized a new compensation package for Mr. Radlinski. The new compensation package is specifically designed to reward Mr. Radlinski for optimizing the resources of the Company to promote increased rates of growth and to provide shareholders with tangible value. In designing the new compensation package, the Committee relied, in part, upon the advice of an outside consultant with considerable experience in the area of executive compensation.

        As described more fully under "Employment Agreements" above, Mr. Radlinski's new compensation package provides for an annual base salary of not less than $250,000 and agreed severance payments. Mr. Radlinski is also eligible to receive performance-based cash bonuses that are tied directly to the performance of the Company's Common Stock. Finally, stock options to purchase an aggregate of 350,000 shares of the Company's Common Stock held by Mr. Radlinski with exercise prices from $7.13 to $10.63, including options to purchase 50,000 shares granted in 1998, were repriced as part of the 1998 Repricing to $6.375 per share, the fair market value of the Company's Common Stock on the date the new compensation arrangement was agreed to. Tying Mr. Radlinski's cash bonuses and option exercise prices directly to the performance of the Company's Common Stock creates a strong "mutuality of interest" between Mr. Radlinski and the shareholders of the Company.


COMPENSATION COMMITTEE

Frank R. Pope
Donald J. Regan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1998 Donald J. Regan and Frank R. Pope served as the members of the Company's Compensation Committee. Neither such individual is a current or former officer or employee of the Company or any of its subsidiaries. During 1998 there were no compensation committee interlocks between the Company and other entities involving Medstone executive officers serving as directors or members of compensation or similar committees of such other entities.

                      CERTAIN RELATIONSHIPS AND INVESTMENTS

CARDIAC SCIENCE, INC.

        During 1991, the Company was a party to the formation of Cardiac Science, Inc., for which the Company purchased 5,353,031 (pre-split) shares of common stock, for a cash payment of $.0016 per share. This purchase represented 77.3% of the outstanding stock. As of July 8, 1991, the Company distributed, as a dividend to its shareholders of record on that date, one share of Cardiac Science, Inc. stock for each share of Medstone stock held. The Company retained 629,768 (pre-split) shares of common stock of Cardiac Science, Inc.

        From 1991 through 1996, the Company performed various financings for Cardiac Science and received warrants to purchase Cardiac Science common stock. Due to exercise of warrants, common stock issued in lieu of interest and unsecured advances, the Company received 5,619,054 (pre-split) shares of Cardiac Science.

        In April 1997, Cardiac Science effectuated a 1 for 11.42857143 reverse stock split, reducing the Company's holdings to 546,772 shares, which is the number of shares held at December 31, 1998. This investment is recorded at a cost of $750,054.

        The Company also holds warrants to purchase 87,500 (post-split) shares at $.011 each, with an expiration date of September 2004.

DIGITAL IMAGING SYSTEMS, INC.

        In 1998, the Company entered into a supply agreement with Digital Imaging Systems, Inc. ("DIS") for components integral in the Company's new transportable lithotripsy product. The Company has purchased $300,000, or 300,000 shares, of DIS preferred stock, which represents a 14% ownership interest. DIS has commenced shipments to the Company as of January 1999. The Company considers this investment to be temporary in nature.

K. BIOTECH

        In 1998, the Company was made aware of an opportunity to invest in a developmental biotech drug company catering to the members of the International Centre for Genetic Engineering and Biotechnology ("ICGEB"), a United Nations sponsored institute. k. Biotech purchased license agreements for formulas, developed by the ICGEB, for commercialization purposes in the Indian sub-continent as its primary market. The Company has purchased $225,000 of preferred stock to assist k. Biotech in establishing itself as a viable business entity. Two of the Company's directors, Mssrs. Pope and Regan, are investors in k.Biotech and Mr. Regan serves as k. Biotech's President. Additional funding from international sources is currently being evaluated.

CHINESE JOINT VENTURE

        The Company, along with Acuity International ("Acuity") and Phenix Optical Ltd ("Phenix"), a Chinese company, created a joint venture, in March 1998, to provide lithotripsy services to inland Chinese areas. Each entity was a 1/3 owner of the joint venture. The Company recognized a gain of $105,000 on its contribution of equipment to the joint venture in the first quarter of 1998, and recorded its investment of $92,000 as other assets. In November 1998, a purchase of the 2/3 ownership, not owned by Phenix, was proposed. In December 1998, documents were drawn to turn ownership over to Phenix in return for delivery of optical products to both Acuity and the Company. Subsequent to December 31, 1998, the Company received its optical products in release of its share in the joint venture and final release documents are being processed. The Company is carrying the value of the optical products at their estimated fair value, which is the same value as its investment established in the joint venture, with the intention of remarketing these products in 1999.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        The Company is not aware of any director, officer or 10% shareholder who during 1998 failed to file on a timely basis any report regarding the Company's securities required by Section 16(a) of the Securities Exchange Act of 1934.


                                PERFORMANCE GRAPH

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                              PERFORMANCE GRAPH FOR
                          MEDSTONE INTERNATIONAL, INC.

        Company Index: MEDSTONE INTERNATIONAL, INC. (Fiscal Year-end 12/31/98) Market Index: NASDAQ Stock Market (US Companies)
        Peer Index:    Companies in the Self-Determined Peer Group:
                       Candela Corp., Prime Medical Services, Inc.,
                       New Medical Alliance Inc. and Trimedyne, Inc.


TOTAL RETURNS INDEX FOR:               12/31/93 12/31/94 12/31/95 12/31/96  12/31/97  12/31/98
------------------------               -------- -------- -------- --------  --------  --------
MEDSTONE INTERNATIONAL, INC.             100.0    114.6    208.8     146.7    206.4     130.5
NASDAQ Stock Market (US Companies)       100.0     97.8    138.3     170.0    208.5     293.8
Self-Determined Peer Group               100.0     55.8    111.8     141.6    136.5      79.5


       --------------------------

NOTES:  A.      The lines represent monthly index levels derived from compounded daily returns that include all dividends.

        B. The indexes are reweighed daily, using the market capitalization on the previous trading day.

        C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

        B.      The index level for all series was set to $100.00 on 12/31/93.

                                  OTHER MATTERS

        The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

                                  ANNUAL REPORT

        The Company's 1998 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY, MR. MARK SELAWSKI, AT MEDSTONE INTERNATIONAL, INC., 100 COLUMBIA, SUITE 100, ALISO VIEJO, CALIFORNIA 92656.


                                        FOR THE BOARD OF DIRECTORS,


                                        /s/ Mark Selawski
                                        --------------------------------------
                                        Mark Selawski, Secretary

Aliso Viejo, California
May 17, 1999


        STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY               MEDSTONE INTERNATIONAL, INC. - PROXY CARD
                             100 Columbia, Bldg. 100
                              Aliso Viejo, CA 92656

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints David V. Radlinski and Mark Selawski, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Medstone International, Inc. held of record by the undersigned on April 26, 1999 at the Annual Meeting of Stockholders to be held on June 24, 1999, and at any adjournments thereof.

Directors recommend a Vote "FOR"

1.      ELECTION OF DIRECTORS

        [X] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY
            (except as marked                      to vote for all nominees
            to the contrary below)                 listed below

 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, line through or otherwise strike out the nominee's name below)

    DAVID V. RADLINSKI, FRANK R. POPE, DONALD J. REGAN AND MICHAEL TIBBITTS

2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

        [ ]      FOR           [ ]       AGAINST       [ ]       ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with applicable rules.

                    (IMPORTANT -- PLEASE SIGN ON OTHER SIDE)

                           (Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

                                            DATED: _______________________, 1999


                                            ------------------------------------
                                                         Signature

                                            ------------------------------------
                                                         Signature

                                            Please sign exactly as name appears
                                            hereon. When shares are held by
                                            joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.

                                            [ ] I PLAN TO ATTEND THE MEETING


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.